Exhibit 99.4

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as

[* * *]. A complete version of this exhibit has been filed separately with the SEC.

PROFESSIONAL SERVICES CONTRACT

CONTRACT NUMBER: Q4-02

This Professional Services Contract (the “Contract”), effective September 7, 1999, is made between In-Q-lt, Inc. (hereinafter referred to as the “Buyer”) and Science Applications International Corporation (hereinafter referred to as the “Seller”). Buyer and Seller will be referred to collectively as the “Parties.”

WHEREAS, Seller has offered to provide Buyer with certain services, solutions, equipment, and materials, and

WHEREAS, Buyer is desirous of obtaining such items; and

WHEREAS, Seller has the capability to provide such items; and

WHEREAS, in reliance thereto, Buyer desires that Seller provide to Buyer certain professional services, solutions, equipment, and materials pursuant to the terms and conditions of this Contract.

NOW, THEREFORE, in consideration of the aforesaid premises, and the mutual covenants recited herein and intending to be legally bound thereby, the Parties agree to the following Contract terms and conditions.

1.	APPOINTMENT & SCOPE OF WORK

Buyer hereby appoints Seller, and Seller hereby agrees, to provide professional services, software, solutions, and materials as described in Proposal No. 01-1449-71-2000-019, “Concept 2. Building and Testing the Most Secure LAN and WAN with Internet Access,” (hereinafter referred to as the “Proposal”) and “SAIC Milestones/Deliverables with Costs and Hours” document (hereinafter referred to as “Milestone Schedule”), incorporated into this Contract and attached hereto as Exhibits 1 and 2, respectively.

2.	EFFECTIVE DATE AND TERM OF CONTRACT

The period of performance for the tasks required under this Contract shall commence on September 7, 1999 and extend through March 6, 2001. This Contract may be extended by the written agreement of the Parties.

3.	CONTRACT TYPE & PAYMENT

Seller will use its reasonable efforts to provide the services, solutions, software, materials, and equipment identified in the Proposal, Milestone Schedule, and Paragraph 8 below on a Firm Fixed-Price - Level of Effort (FPLOE) basis with a not-to-exceed total cost to Buyer of $3,552,870. Payment for such services, solutions, software and materials will be made in accordance with the Milestone Schedule and delivery of the hours specified in this Contract. All costs include the applicable burdens and profit. Buyer agrees to reimburse Seller for all costs invoiced during performance of the effort and the Seller agrees not to exceed the Contract value without the prior written approval of the Buyer. Seller shall be responsible for the payment of all taxes or fees related to any materials or services acquired or utilized in the performance of this Contract.

4.	PERFORMANCE INCENTIVE

a.	Total Level of Effort

The Seller agrees to provide the total level of effort for performance of this Contract in the amount of 21,642 total hours of direct labor. The Seller may furnish hours in satisfaction of this effort up to ten (10) percent less than or greater than the total hours specified, provided that the additional hours (if any) are furnished within the term hereof, and provided that no increase in the price or profit is required.

b.	Incentive for Performance

A key criteria to successful completion of Buyer’s requirements under the Proposal and Milestone Schedule will be the ability of Seller to manage key resources, maintain proactive cost control procedures, and be responsive to program requirements. As a mechanism for recognizing and rewarding Seller’s anticipated successful performance of this Contract, Buyer hereby allocates up to a five (5.0%) percent pool of the total Contract value as a Performance Incentive.

In accordance with the schedule in Paragraph 5, Buyer, in its sole discretion, will evaluate and may award all or part of the Performance Incentive payment based on the Seller’s successful progress towards completion of the milestone deliverables.

5.	CONTRACT VALUE

The following table sets forth the value of this Contract in six (6) month performance periods, with the corresponding maximum Performance Incentive for each period:

	Basic Tasks	Performance Incentive	Contract Price	Months After Effective Date
Period 1:	$1,089,107	$49,437	$1,138,546	6
Period 2:	$999,711	$45,381	$1,045,091	12
Period 3:	$1,309,779	$59,455	$1,369,233	18

6.	INVOICE TERMS

Seller will invoice Buyer in accordance with the Milestone Schedule and shall include with each invoice receipts for all purchases of hardware, software, travel, materials, or other expenses covered by the invoice. All payments due to Seller shall be submitted by means of wire transfer to the following address.

Science Applications International Corporation

Bank of America. Concord, CA

Account No. 14520-00006

ABA no. 121000358

In the event that Buyer does not make payments within 30 days of the date of any invoice, interest at a rate of one (1.0%) percent per month will apply to all outstanding balances. If payment is not received within forty-five (45) days of any invoice date, Seller may demand in writing payment of such invoice from Buyer. In the event that payment is not made within fifteen (15) days after Buyer’s receipt of such demand letter, Seller has the right to cease all work and seek legal remedies.

7.	AUDIT

Buyer hereby acknowledges and agrees that it has no right to audit Seller’s indirect cost pools, salary data, or other financial records. However, Seller will make available to Buyer (with reasonable notice) a record of all hours incurred and receipts (with a value greater than $250) for all non-labor direct charges relating to this Contract.

8.	DELIVERABLES

a.	Deliverables

Seller will use reasonable efforts to achieve the goals set forth by the Deliverables below, listed on the Milestone Schedule, and articulated in the Proposal (hereinafter “Deliverables”). All Deliverables and documentation will be in Seller’s format unless mutually agreed between the Parties.

Seller shall construct and provide each of the following to Buyer during the period of performance of this Contract

(i)	Functional specifications: this iterative document shall specify the user and system requirements to be satisfied through the solution/proof of concept to be developed during the course of the project discussed in the Proposal (“Incubator”).

(ii)	Updated technical architecture: this document shall provide updated technical architecture specifications expanding on the details of any architecture information presented to Buyer with the Seller’s original proposal submission.

(iii)	Test criteria: this document shall specify the test criteria for the Incubator and be available prior to testing and assessment of the Incubator.

(iv)	Technology demonstrations: multiple demonstrations of the Incubator and/or its components to provide Seller and [* * *] personnel with “in progress” visibility of the technical capability and functions of the Incubator.

(v)	Test-bed demonstration: a demonstration of the Incubator after integration of all components and before formal Incubator systems evaluation.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as

[* * *]. A complete version of this exhibit has been filed separately with the SEC.

(vi)	Baseline system: an executable version of the Incubator and/or its components suitable for execution on
[* * *] platforms including baseline system components, executable code, software configuration, scripts, test software, test criteria, and run time documentation suitable to provide Buyer and [* * *] its own execution capability of the Incubator’s full functional requirements, scalability, and performance of the technical architecture. The Parties understand that the only purpose for which such executable code is to be acquired by [* * *] is to conduct independent evaluations and demonstrations for a period not to exceed one (1) year unless extended in writing by Seller.

(vii)	Test data set: a copy of the proposed test data set to be included and incorporated in Buyer’s Incubator proof of concept evaluation test.

(viii)	Final analysis a final assessment document detailing the functionality of the system as it performed when subject to execution of Buyer’s Incubator tests detailing functional coverage, coverage of [* * *] problems set, scalability characteristics, robustness/reliability and performance characteristics and other technical analyses as appropriate to summarize the capabilities and limitations of the delivered baseline system.

b.	Review of Deliverables

All Deliverables shall be subject to Buyer’s review and shall be constructed by Seller according to industry best practices for analogous work products. Should any Deliverable fail to comply with these standards, Buyer shall notify Seller of such failure in writing within twenty (20) days specifying each deficiency, and Seller shall have ten (10) days within which to resubmit the Deliverable and incorporate Buyer’s recommendations. If the Seller’s revised Deliverable fails to comply, then Buyer, in its sole discretion, shall have the right to terminate this Contract pursuant to Paragraph 16, except Seller shall be allowed only twenty (20) days, rather than the thirty (30) days provided in Paragraph 16 below, in which to address Buyer’s reasons for termination.

A work product Deliverable shall be deemed complete if Buyer fails to notify Seller of any deficiencies within twenty (20) days.

9.	INDEPENDENT CONTRACTOR RELATIONSHIP

Buyer and Seller are independent contractors in relations to each other with respect to all matters arising under this Contract. Nothing herein shall be construed to establish a partnership, joint venture, association or employment relationship between the Parties. Neither Party shall be deemed to be an agent of the other Party or to have any authority to bind, contract, or create any obligation, express or implied, on behalf of the other Party. For all personnel hired, retained, or utilized by Seller in the performance of this Contract, Seller will be responsible for payment of compensation and all associated benefits and for income withholding taxes and employment tax obligations, if any.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as

[* * *]. A complete version of this exhibit has been filed separately with the SEC.

10.	ACCESS TO BUYER’S SYSTEMS, PERSONNEL, AND FACILITIES

In order to perform successfully required tasks, Seller may require access to Buyer’s systems, personnel, and facilities. Buyer shall provide such access as is required by Seller to perform specified tasks. Any required items will be expressly identified in the Proposal and Milestone Schedule.

11.	ASSIGNMENT

Neither this Contract nor any of the rights, duties, or obligations arising hereunder may be assigned by either Party without the express, written permission of the other Party, which permission shall not be unreasonably withheld, provided, however, that either Party may assign this Contract and its rights and obligations hereunder without the other Party’s consent in connection with the transfer or, in the case of Seller, sale of all or substantially all of the business of such Party to which this Contract relates, whether by merger, sale of stock, sale of assets or otherwise. The rights and obligations of the Parties under this Contract shall be binding upon and the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Contract shall be void.

12.	SEVERABILITY

If any term or condition of this Contract shall be held to be invalid, illegal, or unenforceable in any respect, in whole or in part, the remaining terms and conditions of the Contract shall be in no way affected, prejudiced, or disturbed, and shall remain valid, legal, and enforceable.

13.	FORCE MAJEURE

Neither Party shall be liable to the other Party for any failure of or delay in performance of its obligations under this Contract to the extent such failure or delay is due to circumstances beyond its reasonable control, including, without limitation, acts of God, acts of a public enemy, fires, floods, wars, civil disturbances, sabotage, accidents, insurrections, blockades, embargoes, storms, explosions, acts of any governmental body (whether civil or military, foreign or domestic), failure or delay of governmental bodies from whom the Party whose performance has failed or been delayed is obtaining or must obtain approvals (with proper notice), franchises or permits, or inability to obtain labor, materials, equipment, or transportation as a result of a force majeure event. Any such delays shall not be a breach of or failure to perform this Contract or any part thereof and the date on which the performing Party’s obligation hereunder are due to be fulfilled shall be extended for a period equal to the time lost as a result of such delays. If a force majeure exceeds 60 days in duration, the other Party will have the right to terminate the Contract.

14.	INSPECTION. EVALUATION, AND INTERACTION

a.	Inspection

Seller hereby grants permission for Buyer’s authorized representative(s) to visit the work site(s) from time to time with reasonable prior notice for the purpose of physically inspecting the work being performed under this Contract while in progress or for evaluating Seller’s performance of each milestone. Such inspection or evaluation shall take place during normal business and working hours and shall be accomplished in such a manner as not to disrupt or delay Seller’s work schedule.

b.	Evaluation and Interaction

Upon Seller’s submission and Buyer’s review of each Deliverable, Buyer shall meet with Seller to determine focus, direction, and emphasis of subsequent Deliverables. It is through this dialog that Buyer intends to provide feedback to Seller on the Incubator construction and to provide oversight of Seller’s performance of this Contract in an effort to provide the best value to [* * *] and Buyer. Consequently, Buyer shall identify directions for subsequent work and Deliverables and submit such directions in writing to Seller, and Seller shall take such directions into consideration in the construct of its subsequent Deliverables under this Contract. Further, in such cases, the Seller commits to work with Buyer and to negotiate in good faith with Buyer regarding methods to follow Buyer’s directions and/or the spirit of such directions, while operating within the Firm Fixed-Price set forth in Paragraph 3 above. Likewise, Buyer will work with Seller in good faith to trade-off a) Seller’s efforts to deliver Deliverables in accordance with Buyer’s directions, with b) the scope of work and Deliverables in this Contract, while operating at all times within the Firm Fixed-Price.

If the Parties are unable to come to an appropriate understanding of and agreement as to these directions and trade-offs within ten (10) days after the submission of any Deliverable associated with this Contract or Buyer’s submission in writing of said directions, Seller shall identify in writing all out-of-scope work and its projected adjustments to the Milestone Schedule and Deliverables. If Buyer chooses to change the Milestone Schedule or Deliverables, such shall be effected pursuant to subparagraph c, below.

Buyer reserves the right, at any time in its sole discretion, to terminate this Contract pursuant to Paragraph 16.

c.	Changes to Contract Deliverables Specified in Paragraph 8 and Milestone Schedule

Notwithstanding the foregoing, only the individuals designated as authorized representatives in Paragraph 19 shall have authority to change the price, required tasks, place of delivery, or date of delivery of the services set forth in this Contract and the Milestone Schedule. Any such changes may only be made by written agreement signed by the such representatives.

15.	WARRANTY

Seller warrants that the services provided by Seller to Buyer under this Contract shall be performed with that degree of skill and judgment normally exercised by recognized professional firms performing services of the same or substantially similar nature. Buyer’s exclusive remedy for any breach of warranty shall be that Seller, at its own option and expense, and in response to written notice of a warranty claim by Buyer within 120 days after performance of the services, either (1) re-perform the services to conform to this standard; or (2) refund to Buyer amounts paid for non-conforming services.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as

[* * *]. A complete version of this exhibit has been filed separately with the SEC.

SELLER SPECIFICALLY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED STANDARDS, GUARANTEES, OR WARRANTIES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, OR ANY WARRANTIES THAT MAY BE ALLEGED TO ARISE AS A RESULT OF CUSTOM OR USAGE. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS CONTRACT, SELLER DISCLAIMS ANY WARRANTY, RESPONSIBILITY, OR LIABILITY FOR THE “YEAR 2000” COMPLIANCE OR FUNCTIONALITY OF BUYER’S OR [* * *] HARDWARE, SOFTWARE. FIRMWARE, OR COMPUTER SYSTEMS. SELLER EXPRESSLY DISCLAIMS ANY WARRANTY THAT THE SERVICES, PROVIDED HEREUNDER WILL ACHIEVE YEAR 2000 COMPLIANCE OR FUNCTIONALITY OF BUYER’S SYSTEMS.

Buyer represents and warrants to Seller that it has the right to use, disclose and disseminate the information, specifications and data that it has provided or will provide to Seller in order for Seller to perform the services and to create the deliverables identified in the Milestone Schedule. Buyer further represents and warrants that possession and use of that information, specifications and data by Seller under the terms and conditions of this Contract will not constitute an infringement upon any patent, copyright, trade secret, or other intellectual property right of any third party.

For hardware and software purchased from a third party by Seller, Seller will transfer to the extent possible the benefit of the original manufacturer’s warranty.

16.	TERMINATION

Either Party may terminate this Contract (i) upon or after the bankruptcy, insolvency, dissolution or winding up of the other Party (other than dissolution or winding up for the purposes of reconstruction or amalgamation), or (ii) upon or after the breach of any material provision of this Contract by the other Party if the breaching Party has not cured such breach within thirty (30) days after written notice thereof by the non-breaching Party, subject to the following provisions, or (iii) upon Buyer notifying Seller of termination at any of the milestones set forth in the Milestone Schedule and in accordance with subparagraph a, below.

a.	Milestone Termination

Buyer has the right to terminate this Contract if, upon evaluation and inspection at any milestone, Buyer determines that it is not in Buyer’s best interest to continue this Contract. Such termination, however, may not occur unless Buyer submits to Seller written explanation for such termination within thirty (30) days of the milestone and affords Seller a period not to exceed thirty (30) days to address Buyer’s reasons, if Seller so desires. Buyer and Seller agree to work together and to negotiate in good faith to resolve the issues or reasons for the desired termination; provided, however, that Buyer has the unilateral right to terminate this Contract following such notice and response from Seller, if any. In no event shall termination by Buyer he considered a breach on the part of Buyer.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as

[* * *]. A complete version of this exhibit has been filed separately with the SEC.

b.	Additional Termination Provisions

(i)	The terminating Party must provide written notice of any termination, sent to the other Party as provided in Paragraph 19 below.

(ii)	Notice of termination shall specify the extent to which performance of services under this Contract is terminated and the date upon which such termination becomes effective and in no event shall such effective date of termination be less than thirty (30) days from the date of receipt by the other Party.

(iii)	Unless this Contract termination is due to Seller’s breach, Seller shall submit to Buyer promptly after the effective date of termination, its invoice for services performed and expenses incurred, with Seller having the right to be paid for all burdened costs (in accordance with the Milestone Schedule) incurred during performance to the date of notification, including profit, unless otherwise agreed to by the Parties.

(iv)	Upon termination of this Contract, each Party shall promptly return to the other Party any and all personal property of the other Party in its possession.

(v)	In the case of breach of this Contract, nothing herein shall preclude the non-breaching Party from recovering damages from the breaching Party.

17.	DISAGREEMENTS/ARBITRATION

If Seller and Buyer are unable to agree on a matter or cannot resolve any of the differences between them that arise under or as a result of the provisions of this Contract, then Seller and Buyer shall endeavor, in good faith, to settle any such disagreement in an amicable manner without recourse to judicial process. If the Parties cannot resolve any disagreement between themselves, then the dispute will be submitted to the American Arbitration Association, 140 West 51st Street, New York, NY 10020, for arbitration in accordance with the rules of that body in effect at the time of submittal of the disagreement for settlement by arbitration.

The tribunal shall consist of three arbitrators, one named by each Party, and one by mutual agreement of the Parties, in accordance with the rules of the American Arbitration Association. The cost of arbitration including the arbitrators’ fees and expenses shall be allocated by the arbitration panel.

The decision of the arbitration panel shall be final and binding on the parties. The arbitration panel shall prepare and deliver to the Parties a written, reasoned opinion conferring its decision. Judgment on the award so rendered may be entered in any court having competent jurisdiction thereof.

18.	LIMITATION OF LIABILITY

Neither Party’s liability to the other for any and all liabilities, claims or damages arising out of or relating to this Contract, howsoever caused and regardless of the legal theory asserted, including breach of contract or warranty, tort, strict liability, statutory liability or otherwise, shall, in the aggregate, exceed the total amount of this Contract.

In no event shall either Party be liable for any indirect, consequential, incidental, or special damage of any kind, including therein, but not by way of limitation, damages for any loss of use or profit, or other similar or additional collateral or consequential damage in connection with this Contract.

Any claim or dispute relating to this Contract must be made in writing and presented to the other Party within one year after the earlier of (1) the date on which Buyer accepts the Deliverable(s) at issue; or (2) the date on which Seller completes performance of the services specified in this Contract.

19.	NOTICES

All notices regarding this Contract shall be sent in writing in either electronic or written form to the named representatives of the Parties as specified below. Receipt of any electronic communication of notice must be confirmed by the recipient in order to be effective.

Buyer	Seller
In-Q-It, Inc	Science Applications International Corporation
555 12th ST. NW	4001 Fairfax Drive, Suite 850
Washington, DC 20004-1200	Arlington, VA 22102
Attn: Jody R. Westby	Attn: Gary C. Bowen

20.	APPLICABLE LAW

This Contract shall be governed by and construed under the laws of the state of Delaware, without regard to its laws relating to conflict or choice of laws.

21.	ENTIRE CONTRACT

This Contract, including the Exhibits attached hereto, is intended and shall constitute a final written expression of all the terms of this Contract and a complete and exclusive statement of the terms between Buyer and Seller, whether written or oral.

22.	INTELLECTUAL PROPERTY

a.	Definitions

“Intellectual Property” means any developments, discoveries, improvements, technology, trade secrets, ideas, formulae, source and object codes, programs, data, designs, processes, methods, techniques, know-how and other proprietary or confidential information.

“Invention” has the meaning set forth in Section 1 of Exhibit 4.

“Subject Invention” has the meaning set forth in Section 1 of Exhibit 4.

b.	Rights to United States Government

Exhibit 3, “Rights of the Government in Data” and Exhibit 4, “Rights of the Government in Patent Rights,” are hereby incorporated into this Contract. Seller hereby grants to the United States Government the rights and licenses specified in Exhibits 3 and 4.

c.	Rights to Seller

Seller shall retain ownership of all Inventions and Intellectual Property of which it possesses title as of the effective date of this Contract. Seller shall own all right, title, and interest in and to all Deliverables, Inventions, and Intellectual Property created, conceived of or first reduced to practice by or on Seller’s behalf in the performance of the services under this Contract, subject to the provisions of Exhibit 4 with respect to subject Inventions, and subject to the licenses and royalties granted to Buyer as set forth in Sections 22 (d) and (e) below.

Nothing contained in this Contract shall prevent Seller from utilizing any general know-how, techniques, ideas, concepts, algorithms or other knowledge acquired or developed during the performance of the services under this Contract that is not a Royalty Product, on behalf of itself or its future customers, without any royalty or other payment obligation to Buyer.

d.	Rights to Buyer

Subject to the terms and conditions of this Contract, Seller shall grant to Buyer an irrevocable, royalty-free, non-transferable, non-exclusive, worldwide license to install, use, access, display, run, modify, and adapt one copy of any software Deliverable, which may be on Buyer’s networked server, or additional copies to sufficiently test and demonstrate the proof-of-concept for a period not to exceed two (2) years, and to use, copy, modify, and adapt other Deliverables, all of the foregoing for Buyer’s internal purposes, not to include third parties other than Buyer’s consultants or agents acting on behalf of Buyer.

With regard to any Invention or Intellectual Property embodied in software, or any derivative thereof, owned by Seller at the time of execution of this Contract, Buyer agrees not to (a) translate or create derivative works from such, (b) merge such with other software, (c) sublicense, lease, rent, loan, distribute or otherwise transfer such to any third party, other than [* * *] in accordance with the terms of Section 22(b) above, (d) reverse engineer, decompile, disassemble or otherwise attempt to derive the source code for such, or (e) otherwise use or copy such, except as expressly set forth in this Contract. After installing one copy of any software Deliverable pursuant to this Contract, Buyer may keep the original media on which such was provided by Seller solely for backup or archival purposes.

e.	Commercialization; Royalties

Seller shall provide written notice to Buyer of its desire to commercialize any Intellectual Property which may be protected by patent or copyright, but not trade secret alone, and which was created, conceived of, or first reduced to practice by or on Seller’s behalf in the performance of the services under this Contract. Seller shall pay to Buyer royalties, to be determined, as provided below, on all cash and non-cash consideration received by Seller from the licensing of, or sale of such Intellectual Property or embodiments thereof (“Royalty Products”).

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as

[* * *]. A complete version of this exhibit has been filed separately with the SEC.

Within thirty (30) days after delivery of such notice, Seller and Buyer shall initiate negotiations in good faith to agree upon a royalty payable to Buyer on license fees or gross proceeds from Royalty Products, provided, however, any such royalty shall not exceed a commercially reasonable royalty fee based on the incremental contribution of such Royalty Product to the value of the product as a whole. If the Parties are unable to reach agreement on the terms of such royalty rate within sixty (60) days of initiating such negotiations, then the royalty rate payable to Buyer shall be determined in accordance with the procedures set forth in Paragraph 17, above.

Subject to the terms and conditions set forth in Exhibit 4, in no event shall Seller have any obligation to commercialize any Subject Invention, Deliverable or Intellectual Property created by Seller in performance of this Contract. If Seller has not commercialized a Deliverable within one (1) year after the completion of the services to be performed under this Contract, then Buyer shall have the right to commercialize such, and Buyer and Seller shall negotiate a license from Seller to make, use, and sell such on commercially reasonable terms mutually acceptable to the Parties. If the Parties are unable to reach agreement on such terms within sixty (60) days of initiating such negotiations, the rights of Buyer shall be determined in accordance with the procedures set forth in Paragraph 17, above.

f.	Source Code

Seller shall deliver to Buyer or, at Seller’s option, place in escrow with a mutually agreed upon third party, the source code for any software Deliverable. If placed in escrow, such source code shall remain in escrow and shall be released on the earlier of two (2) years following written agreement between Buyer and Seller on terms and conditions for commercialization by Buyer and royalties to Seller or upon other written agreement of the Parties, but in no event shall Seller be required to hold such source code in escrow for more than three (3) years following performance of this Contract. Such source code shall include (i) the source code on a computer-readable magnetic media in a manner agreed upon by Buyer and Seller; (ii) a human-readable listing of such source code; (iii) all code and scripts used to test the source code, (iv) scripts and instructions required to compile the source code into executable form; and (v) program specifications and other technical documentation for such source code. In addition, Seller shall provide access to source code for purposes of security audit only.

23.	AGREEMENTS TO DISCLOSE SUBJECT INVENTIONS

Seller shall require all employees or persons engaged in the performance of this Contract (other than clerical and non-technical personnel), to sign written agreements to disclose immediately in writing in a form acceptable to Buyer, each Subject Invention made under this Contract. Seller shall submit to Buyer copies of all such disclosure agreements upon their execution and all disclosures received regarding Subject Inventions pursuant to these agreements at the time of receipt.

24.	NOTIFICATION OF EXPORT LICENSE APPLICATIONS

Seller shall provide written notification to Buyer of all export license applications pertaining to technology developed directly under performance of this Contract as soon as possible, but no later than the date of filing of such applications.

25.	NOTIFICATION OF NON-U.S. CITIZENS

Seller shall provide Buyer with the names and social security numbers of any non-U.S. citizens who are employed, engaged, or working in any capacity in the performance of this Contract on or before the date of their involvement.

26.	ACQUISITIONS AND TITLE OF PROPERTY

Seller shall obtain prior written approval of Buyer prior to acquisition of any item of tangible personal property under this Contract with an acquisition value of greater than $50,000. Seller shall transfer all software and licenses and the title to all hardware or other tangible assets, acquired for the performance of this Contract, to Buyer upon completion or termination of this Contract. Seller may negotiate with Buyer to retain title to such assets except for each item of tangible personal property with an acquisition value of greater than $50,000.

27.	COMPLIANCE WITH ANTI-KICKBACK ACT

Seller agrees to comply with The Anti-Kickback Act of 1986 (41 U.S.C. 51-58).

28.	COMPLIANCE WITH BYRD AMENDMENT

Seller agrees to comply with the “Byrd Amendment,” 31 U S.C. Section 1352.

29.	UNAUTHORIZED USE OF [* * *]

Seller agrees that no person associated with performance of this Contract may, except with the written permission of
[* * *] knowing use the words [* * *] or any colorable imitation of [* * *] in connection with any merchandise, retail product, impersonation, solicitation, or commercial activity in a manner reasonably calculated to convey the impression that such use is approved, endorsed, or authorized by [* * *] Should this condition be violated, civil proceedings in accordance with [* * *] will be initiated.

30.	INDEMNIFICATION

Seller shall defend, indemnify, and hold harmless Buyer and its officers, directors, agents, and employees against any loss, expense, liability, or damage (including, without limitation payment of direct, special, incidental or consequential damages, and attorney fees and other costs of defending claims) that Buyer incurs in connection with any third party claim or suit involving any actual or alleged infringement of any patent, copyright, trade secret, or other proprietary right by any Deliverable, except to the extent that such infringement is caused by modification of the Deliverable by Buyer.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as

[* * *]. A complete version of this exhibit has been filed separately with the SEC.

If any such Deliverable is, or in Seller’s opinion is likely to be, held to constitute an infringing product, Seller shall at its expense and option either (a) procure the right for Buyer to continue using it, (b) replace it with a non-infringing equivalent, (c) modify it to make it non-infringing, or (d) direct the return of the Deliverable item and refund to Buyer the fees paid for such Deliverable item less a reasonable amount for Buyer’s use of the Deliverable item up to the time of return.

31.	SUBCONTRACTING

Seller shall involve in the performance of this Contract the partners or team members indicated on the Milestone Schedule. If Seller or one of Seller’s contracting partners or team members decides such party shall not be involved in the performance of this Contract, Seller shall promptly notify Buyer in writing. Seller shall also promptly notify Buyer of any new partners or team members not listed on the Milestone Schedule that become involved in the performance of this Contract. Seller shall include in its agreements with all subcontractors, partners or entities affiliated with Seller in the performance of this Contract provisions sufficient to ensure fulfillment of all rights of Buyer and [* * *] and Seller’s obligations under this Contract.

32.	ORDER OF PRECEDENCE

Any inconsistency in this contract shall be resolved by giving precedence in the following order:

(a) the Professional Services Contract (excluding Exhibits);

(b) the Milestone Schedule (Exhibit 2); and

(c) the Proposal (Exhibit 1).

33.	CONFIDENTIALITY

In the event either Party determines that it is necessary to provide confidential, proprietary, or trade secret information to the other Party with respect to the performance of this Contract, such disclosure will be made only after advance written notice, and only under the terms of a separate non-disclosure agreement.

34.	SECURITY

Seller understands that this Contract is being performed on an unclassified basis. However, the standard care for protecting customer information on this Contract will be that degree of care that Seller uses to prevent disclosure, publication or dissemination of its own proprietary information.

Confidential treatment has been redacted for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as

[* * *]. A complete version of this exhibit has been filed separately with the SEC.

IN WITNESS WHEREFORE, the parties hereto do hereby execute this Contract:

Buyer - In-Q-It, Inc.	Seller – Science Application International, Inc.

/s/ JODY R. WESTBY	/s/ GARY C. BOWEN
Signature	Signature

Jody R. Westby	Gary C. Bowen
NAME	NAME

General Manager	Corporate Vice President - Administration
TITLE	TITLE

9-7-99	7 September 1999
DATE	DATE